                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of AGL Resources Inc. on Form S-8 of our reports dated November 27, 1995 (which express an unqualified opinion and include an explanatory paragraph as to the change in methods of accounting for postretirement benefits other than pensions and for income taxes) and January 5, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K of Atlanta Gas Light Company for the year ended September 30, 1995 and appearing in Amendment No. 2 to Form S-4 of AGL Resources Inc. dated January 19, 1996, respectively.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 6, 1996